EXHIBIT 10

IROQUOIS FEDERAL

ANNUAL INCENTIVE PLAN

PLAN DOCUMENT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION

ARTICLE 1	NAME AND PURPOSE	1-1

ARTICLE 2	DEFINITIONS	2-1

ARTICLE 3	ELIGIBILITY AND PARTICIPATION	3-1

ARTICLE 4	INCENTIVE AWARDS	4-1

ARTICLE 5	VESTING	5-1

ARTICLE 6	BENEFICIARIES	6-1

ARTICLE 7	RIGHTS OF PARTICIPANTS AND BENEFICIARIES	7-1

ARTICLE 8	TRUST	8-1

ARTICLE 9	ADMINISTRATION	9-1

ARTICLE 10	AMENDMENT AND TERMINATION	10-1

ARTICLE 11	MISCELLANEOUS	11-1

IROQUOIS FEDERAL
ANNUAL INCENTIVE PLAN

The Iroquois Federal Annual Incentive Plan (hereinafter referred to as “the Plan”) is hereby adopted by Iroquois Federal Savings and Loan Association, a federally chartered bank headquartered in Watseka, Illinois (hereinafter referred to as the “Bank”);

W I T N E S S E T H:

WHEREAS, the Bank desires to adopt an Annual Incentive Plan to provide performance incentive awards to a group of employees selected by the Board of Directors of the Bank, from time to time (hereinafter referred to as “Participants”).

NOW, THEREFORE, the Bank hereby adopts the Plan, effective July 1, 2011, as follows:

ARTICLE 1

NAME AND PURPOSE

1.1.           Name.  The name of the Plan shall be the Iroquois Federal Annual Incentive Plan.

1.2.           Purpose.  The purpose of the Plan is to promote the growth and profitability of the Company and the Bank by providing Participants with an incentive award opportunity to achieve corporate objectives and by attracting and retaining individuals of outstanding competence by aligning their interests with the interests of the Company and the Bank in obtaining superior financial results.  The Plan will provide the opportunity to earn an incentive award to Participants based upon attainment of specified objectives, determined periodically by the Board of Directors, intended to ensure a minimum acceptable return on incentive awards to shareholders.

1.3.           Code Section 409A.  The Plan, and all incentive awards distributed thereunder, are designed and intended to meet the requirements of Section 1.409A-1(b)(4) of the U.S. Treasury Department Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), governing "short-term deferrals" so that no incentive award distributed under the Plan is determined to provide, or treated as providing, for a deferral of compensation under Code Section 409A.  To the extent the Plan, or an incentive award thereunder, ultimately is determined to provide, or treated as providing, for the deferral of compensation under Code Section 409A, the Company and the Bank reserve the right to take such action as the Company and/or the Bank deems necessary or desirable to ensure compliance with Code Section 409A, and the regulations thereunder, or to achieve the objectives of the Plan without having adverse tax consequences under the Plan for any Plan participant or beneficiary.

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ARTICLE 2

DEFINITIONS

Unless the context otherwise indicates, the following terms used herein shall have the following meanings wherever used in this instrument:

2.1.           Administrator.  The term “Administrator” shall mean such person or entity as determined by the Committee, and in absence of such determination, the Committee, as defined in Article 2.10.

2.2.           Award.  The term "Award" or “Incentive Award” shall mean the cash compensation awarded under the Plan with respect to a performance period to an eligible Participant.

2.3.           Bank.  The term “Bank” shall mean Iroquois Federal Savings and Loan Association (“Iroquois Federal”) and any successor corporation or business organization that assumes the duties and obligations of Iroquois Federal under the Plan.

2.4.           Beneficiary.  The term “Beneficiary” shall mean any person who receives, or is designated to receive, in the event of the death of the Participant, undistributed amounts of any Award that would have been payable to such Participant had he or she been living and that was not deferred under any Company or Bank deferral arrangement or plan.

2.5.           Board.  The term “Board” shall mean the Board of Directors of the Bank.

2.6.           Cause.  Termination of employment for “Cause” shall mean termination because of the participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of an employment contract.

2.7.           Change in Control. The term “Change in Control” shall be interpreted consistently with Internal Revenue Code ("Code") Section 409A and the regulations and guidance thereunder and shall mean any of the following events that occur on or after the Effective Date:

(a)           any one person, or more than one person acting as a group (whom are not shareholders on the Effective Date) acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

(b)           (i) any one person, or more than one person acting as a group (whom are not shareholders on the Effective Date) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing 35 percent or more of the total

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voting power of stock of such corporation or (ii) a majority of members of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s board of directors prior to the date of the appointment or election;

(c)           A change in the ownership of a substantial portion of the Bank's or Company's assets occurs on the date that any one person, or more than one person acting as a group (whom are not shareholders on the Effective Date) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Bank or Company immediately prior to such acquisition or acquisitions. For this purpose gross fair market value means the value of the assets of the Bank or Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(d)           The individuals who, as of the date hereof, are members of the Board (the “Continuing Directors”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Continuing Directors, and such new director shall, for purposes of this Agreement, be considered as Continuing Directors.

2.8.           Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations or other pronouncements promulgated thereunder.  Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.9.           Code Section 409A.  The term “Code Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder.

2.10.           Committee.  The term “Committee” shall mean the Executive Committee of the Board or any successor thereto as may be determined by the Board from time to time; provided that, in the absence of a designated committee, the Board shall constitute the Committee.

2.11.           Company.  The term “Company” shall mean IF Bancorp, Inc.

2.12.           Compensation.  The term “Compensation” shall mean a Participant’s base salary paid by the Bank to such Participant, excluding any and all bonuses.  For purposes of the Plan, “Compensation” shall be calculated each Plan Year for the period from the first day of the Plan Year during which the individual is a Participant through the first to occur of the following:  the last day of the Plan Year, the Participant’s date of death, the Participant’s date of retirement, or the Participant’s date of disability occurring during the Plan Year.

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2.13.           Date of Separation from Service.  The term “Date of Separation from Service” shall mean the date on which the Participant has a Separation from Service, in accordance with Code Section 409A.

2.14.           Director.  The term “Director” shall mean a member of the Board.

2.15.           Disability.  The term “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.16.           Effective Date.  The term “Effective Date” shall mean the date the Plan becomes effective, the date of which is July 1, 2011.

2.17.           Employee.  The term “Employee” shall mean any common-law employee of the Company or the Bank, whether or not also serving as a director.

2.18.           Good Reason.  The term “Good Reason” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into hereafter by the Participant and the Company and/or the Bank.  If the term “Good Reason” or similar term is not defined in an employment agreement or severance agreement, it means –

(a)           a material diminution in the Participant’s base compensation,

(b)           a material diminution in Participant’s authority, duties or responsibilities,

(c)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board of Directors,

(d)           a material diminution in the budget over which the Participant retains authority,

(e)           relocation of the main office to which the Employee reports on a regular basis, to a location that is more than twenty-five (25) miles from the Bank’s main office location on the Effective Date, or

(f)           any other action or inaction that constitutes a material breach by the Company or the Bank of the agreement under which the Participant provides services.

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2.19.           Incentive Account.  The term “Incentive Account” shall mean the Account established with respect to a Participant to which Awards shall be credited.  A Participant’s Incentive Account will be credited with the contributions made to the Incentive Account, credited (or charged, as the case may be) with the hypothetical or deemed investment earnings, if appropriate, and charged with distributions from the Incentive Account.

2.20.           Normal Retirement Date.  The term “Normal Retirement Date” shall mean the date on which a Participant attains age sixty five (65).

2.21.           Participant.  The term “Participant” shall mean any eligible Employee who has been selected by the Board to participate in the Plan, has performed all the acts as may be required by the Plan to become a Participant, and who has become a Participant in accordance with the terms and conditions of the Plan.

2.22.           Performance Cycle.  The applicable three-year period ending on June 30th in any calendar year, as determined by the Compensation Committee with respect to which an Award may be granted to a Participant.  The amount of the Award, if any, shall be determined following completion of the applicable Performance Cycle.  Notwithstanding the foregoing, in the event of a Change in Control, the Performance Cycle for all outstanding Awards shall end on the effective date of the Change in Control.

2.23.           Plan.  The term “Plan” shall mean the Iroquois Federal Annual Incentive Plan as set forth herein, effective as of the Effective Date, and as it may be amended from time to time.

2.24.           Plan Year. The term “Plan Year” shall mean the twelve (12) month period ending on June 30th in each calendar year.  The first Plan Year shall begin on the Effective Date and end on June 30, 2012.

2.25.           Retire or Retirement.  The term “Retire” or “Retirement” shall mean a voluntary Separation from Service of a Participant on or after the Normal Retirement Date.

2.26.           Separation from Service.  The term “Separation from Service” shall mean, in accordance with Code Section 409A:

(a)           The Employee is discharged by the Bank for any reason; or

(b)           The Employee voluntarily terminates employment with the Bank for any reason.

2.27.           Plan Termination Date.  The term “Plan Termination Date” shall mean the date as of which the Bank ceases to sponsor and maintain the Plan.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1.           Eligibility.  The Committee may, from time to time, in its sole discretion, designate one or more Employees as eligible to participate in the Plan.  The Committee will be entitled to make non-uniform and selective determinations as to the selection and designation of Employees to become Participants.

3.2.           Participation.  Each Employee who has been designated as eligible to participate in the Plan shall become a Participant upon approval by the Board of Directors and shall remain a Participant until such time that the Participant is removed from the Plan by the Board of Directors or terminates service for any reason and no longer has any amounts contributed to an Incentive Account under the Plan.

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ARTICLE 4

INCENTIVE AWARDS

4.1.           Incentive Awards.  After achievement of the minimum acceptable return to shareholders, the Bank may contribute a percentage of the Bank’s earnings above the minimum acceptable return to an eligible Participant incentive pool to be used to fund Awards to Participants under the Plan.  For each employment position there will be amounts as per the attached Schedule A that can be earned as an Award during each Performance Cycle, assuming that with respect to each such Award that the Award Objectives, if any and as determined by the Board of Directors, are accomplished.  Accomplishment of the Award Objectives for the Awards will be determined by the Board of Directors, based upon the Participant meeting all of the terms and conditions of the Award during the Performance Cycle, and will entitle the Participant to a cash payment at the end of each Performance Cycle, subject to Sections 4.2 and 4.6 below.  During the first two years of the Plan, the Board of Directors, in its sole discretion, may provide for the payment of a portion of an Award, that otherwise would have been payable at the end of the Performance Cycle, to a Participant prior to the end of the Performance Cycle.  Such amounts of any Award may be subject to a maximum, as determined by the Board of Directors.  In addition, such amounts paid in the first or second year of the Plan that are later deemed to be excessive, as determined by the Board of Directors in its own discretion, based on the actual completion of the Performance Cycle, may be deducted from future Awards subject to subsequent Performance Cycles.  In the event that during the first two years of the Plan the Board of Directors makes a payment to a Participant for an Award prior to the end of the Performance Cycle, notwithstanding any provision of the Plan or the Award to the contrary, the Board of Directors shall not be required to make any payment at the end of such Performance Cycle related to the portion of such Award previously paid to such Participant during the first two years of the Plan.

4.2.           Condition to Payment of Incentive Awards.  Notwithstanding Section 4.1 and any other provision of the Plan or any Award to the contrary, it is intended to be a condition to payment of any Award that the Bank have the financial capacity to fund the payment.  Accordingly, if as of the time any payment of an Award would otherwise be due under the Plan or pursuant to any Award, the Board has made the good faith determination that the Bank does not have such financial capacity (or earlier determination of the same remains unchanged), the Board may, in its sole discretion, elect to reduce or eliminate that payment of the Participant’s Award.

4.3.           Award Objectives. The Award for each Participant is based upon the Participant’s Compensation, as defined in Section 2.12, and the objectives determined by the Board of Directors and identified in Schedule A (attached).

Specific objectives are determined periodically and are subject to change by action of the Board of Directors.

The Board may adopt any performance measures that it deems appropriate, with the limitation that no performance measure will be based on a period of less than one year.  The intent is to match the earning of the Award with the term necessary to adequately determine the achievement of the performance objectives.

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4.4.           Establishment of Participant Incentive Account.  The Administrator or designated representative shall establish one or more Participant Incentive Accounts in the name of each Participant on its books and records.  All amounts credited to the Incentive Account of any Participant, or Beneficiary, shall constitute a general, unsecured liability of the Bank, as applicable, to such person.

4.5.           Crediting of Account.  Amounts shall be credited to the Participant’s Incentive Account as of the end of the Plan Year for amounts earned as determined by the Board of Directors.

4.6.           Payment of Amounts Credited to Participant Incentive Account.  Unless payment has already been made from a Participant's Incentive Account under another paragraph of this Article 4, the Award was forfeited pursuant to Section 5.1 or 5.2 or the Bank did the not have the financial capacity to fund the payment pursuant to Section 4.2 above, the amounts credited to the Account will be paid on the dates, and in the form, as was originally specified or modified by the Board of Directors, which dates shall generally be within two and one-half (2-1/2) months after the expiration of the applicable Performance Cycle.  Notwithstanding the foregoing, except to the extent contemplated by Sections 4.8, 4.9, 4.10 and 4.11 hereof, a Participant must be employed by the Bank or by the Company on the date that the amounts credited to the Participant’s Account are paid to the Participant.  Upon a Separation from Service, the amounts credited to the Account will be paid in accordance with Schedule A (attached) or as directed by the Board of Directors, subject to the vesting provisions in Section 5.1.

4.7.           Payments of Amounts Credited Upon Retirement.  In the event of the Participant’s Retirement, Awards that vest in accordance with Section 5.1(b) below shall be paid within 2-1/2 months after the end of the applicable Performance Cycle.

4.8.           Payment of Amounts Credited upon Disability.  In the event of the Participant's Disability prior to Separation from Service, Awards that vest in accordance with Section 5.1(d) below shall be paid in a lump sum within 2-1/2 months following the end of the applicable Performance Cycle.

4.9.           Payment of Amounts Credited upon Death. In the event of the Participant's death, Awards that vest in accordance with Section 5.1(c) below shall be paid in a lump sum within 2-1/2 months following the end of the applicable Performance Cycle, to the person or persons designated by the Participant on a Beneficiary designation form supplied by the Bank.  The Beneficiary designation may be changed from time to time by the Participant.  In the absence of a valid Beneficiary designation, or if there is no living Beneficiary validly named by the Participant, the amounts credited to a Participant's Accounts shall be paid in accordance with Section 6.1.

4.10.           Payment Upon Change in Control.  If there is a Change in Control before a Participant becomes entitled to receive benefits by reason of any of the above Articles or before the Participant has received complete payment of his benefits under this Article 4, Awards that vest in accordance with Section 5.1(a) below shall be paid in a lump sum within thirty (30) days of the effective date of the Change in Control.  The amount payable from any Account will be valued as of the date of distribution.

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4.11.           Payment upon a Separation from Service For Good Reason or Involuntary Separation from Service Without Cause.  In the event the Participant Separates from Service for Good Reason or has an involuntary Separation from Service without Cause, as defined herein, Awards that vest in accordance with Section 5.1(e) below shall be paid to the Participant in a lump sum within 2-1/2 months following the end of the applicable Performance Cycle.  The Participant must notify the Bank of the existence of any condition set forth in the definition of Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Bank must be provided a period of at least 30 days during which it may remedy the condition alleged to constitute Good Reason.

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ARTICLE 5

VESTING AND EXPIRATION

5.1.           Vesting of Incentive Awards.  Subject to Section 4.2 above, all credited and unpaid Awards may vest as in accordance with guidelines and criteria established by the Board of Directors, or, if attached, as superseded by Schedule A, subject to the occurrence of the following events:

(a)           Change in Control.  Notwithstanding the foregoing, all unvested Awards shall become fully vested immediately upon the Change in Control of the Bank or the Company.

(b)           Retirement of the Participant.  In the event of the Retirement of a Participant, the Participant shall become fully vested in any Award in which the Award’s Performance Cycle is scheduled to be completed at the end of the Plan Year during which such Participant retires, provided that (a) the Participant is employed by the Bank for a period of at least six (6) months during such Performance Cycle, and (b) all performance measures are attained by such Participant for such Performance Cycle.  If the Participant is not employed for at least six (6) months in the Plan Year during which Participant retires and/or the Participant fails to attain all performance measures for such Performance Cycle that is scheduled to be completed at the end of the Plan Year during which Participant retires, the Award for such Performance Cycle shall expire unvested as of the date of such Participant’s Retirement.  Any Award with a Performance Cycle that is not scheduled to be completed by the end of the Plan Year during which such Participant retires or Award with a Performance Cycle scheduled to be completed by the end of the Plan Year in which the Participant retires but for which the performance measures are not attained by such Participant, shall expire unvested as of the date of such Participant’s Retirement.

(c)           Death of the Participant.  In the event of the death of a Participant, the Participant’s Beneficiary shall become fully vested in any Award in which the Award’s Performance Cycle is scheduled to be completed at the end of the Plan Year during which such Participant dies, provided that all performance measures are attained by such Participant for such Performance Cycle.  Any Award with a Performance Cycle that is not scheduled to be completed by the end of the Plan Year during which such Participant dies or Award with a Performance Cycle scheduled to be completed by the end of the Plan Year in which the Participant dies but for which the performance measures are not attained by such Participant, shall expire unvested as of the date of such Participant’s death.

(d)           Disability of the Participant.  In the event that a Participant suffers a Disability, as defined herein, the Participant shall become fully vested in any Award in which the Award’s Performance Cycle is scheduled to be completed at the end of the Plan Year during which the Participant suffers a Disability, provided that all performance measures are attained by such Participant for such Performance Cycle.  Any Award with a

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Performance Cycle that is not scheduled to be completed by the end of the Plan Year during which such Participant suffers a Disability or any Award with a Performance Cycle scheduled to be completed by the end of the Plan Year in which the Participant incurs a Disability but for which the performance measures are not attained by such Participant, shall expire unvested as of such Participant’s Disability.

(e)           Involuntary Separation from Service or Separation for Good Reason.  In the event that a Participant incurs a Separation from Service for Good Reason or incurs an involuntary Separation from Service without Cause, the Participant shall become fully vested in any Award in which the Award’s Performance Cycle is scheduled to be completed at the end of the Plan Year during which the Participant separates from service for Good Reason or involuntarily separates from service, provided that all performance measures are attained by such Participant for such Performance Cycle.  Any Award with a Performance Cycle that is not scheduled to be completed by the end of the Plan Year during which such Participant incurs a Separation for Service for Good Reason or incurs an involuntary Separation from Service without Cause or Award with a Performance Cycle scheduled to be completed by the end of the Plan Year in which the Participant separates from service for Good Reason or is involuntarily separated from service without Cause but for which the performance measures are not attained by such Participant, shall expire unvested as of such Participant’s Separation from Service.

Notwithstanding any provision in the Plan or in any Award to the contrary, in the event that the Bank is not financially capable of funding the payment of an Award, the payment may be reduced or eliminated pursuant to Section 4.2 above.

5.2.           Expiration of Awards.  An Award shall expire in accordance with the following:

(a)           Except to the extent set forth under Section 5.1 above, upon a Separation from Service, all unvested Awards shall expire as of the Date of Separation from Service; and

(b)           Upon Separation from Service by the Bank for Cause, all vested and unvested Awards shall expire as of the Date of Separation from Service.

5.3.           Recoupment of Award.  If the Board determines that the Participant has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all Awards previously awarded to or earned by that Participant on the basis of performance during fiscal periods materially affected by the restatement.  If, in the Board’s view, the Award would have been lower if it had been based on the restated results, the Board may, to the extent permitted by applicable law, recoup from the Participant or from that Participant’s Incentive Account any portion of such Award(s) as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of:

(a)           the Board’s view of the Awards, if any, that would have been awarded to or earned by the Participant had the financial statements been properly reported;

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(b)           the nature of the events that led to the restatement;

(c)           the conduct of the Participant in connection with the events that led to the restatement;

(d)           whether the assertion of a claim against the Participant could prejudice the Company’s or the Bank’s overall interests and whether other penalties or punishments are being imposed on the Participant, including by third parties such as regulators or other authorities; and any other facts and circumstances that the Board deems relevant.

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ARTICLE 6

BENEFICIARIES

6.1.           Automatic Beneficiary.  Unless a Participant has designated a Beneficiary in accordance with the provisions of Article 6.2 herein, the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant or former Participant:

(a)           spouse at the time of Participant’s death,

(b)           issue, per stirpes,

(c)           parents, or

(d)           executor or administrator of Participant’s estate.

6.2.           Designated Beneficiary or Beneficiaries.  A Participant may sign a document designating a Beneficiary or Beneficiaries to receive any undistributed Awards payable under Article 5.  In the event a Participant dies at a time when a designation is on file that does not dispose of the total Award amount distributable under Article 5, then the portion of such Award distributable on behalf of the Participant, the disposition of which was not determined by the deceased’s designation, shall be distributed to a Beneficiary determined under Article 6.1.  Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

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ARTICLE 7

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

7.1.           Creditor Status of Participant and Beneficiary.  The Plan constitutes the unfunded, unsecured promise of the Bank to make payments to each Participant and/or Beneficiary in the future and shall be a liability solely against the general assets of the Bank.  The Bank shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary.  Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Bank and may look only to the Bank and its general assets for payment of benefits under the Plan.

7.2.           Rights with Respect to a Trust.  Any trust and any assets held thereby to assist the Bank in meeting its obligations under the Plan shall in no way be deemed to controvert the provisions of Article 7.1 herein.

7.3.           Investments.  In its sole discretion, the Bank may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Bank to meet its anticipated liabilities under the Plan.  Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Bank or property of a trust.  Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

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ARTICLE 8

TRUST

8.1.           Establishment of Trust.  Notwithstanding any other provision or interpretation of the Plan, the Bank may establish a trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Bank, as applicable, for payments to the Participants or Beneficiaries of all or part of the benefits under the Plan.  Any trust assets shall at all times remain subject to the claims of general creditors of the Bank in the event of its insolvency as more fully described in the trust.

8.2.           Obligations of the Bank.  Notwithstanding the fact that a trust may be established under Article 8.1 herein, the Bank shall remain liable for paying the benefits under the Plan.  However, any payment of benefits to a Participant or a Beneficiary made by such a trust or by the Company shall satisfy the Bank’s obligation to make such payment to such person.

8.3.           Trust Terms.  A trust established under Article 8.1 herein may be revocable by the Bank, provided, however, that such a trust may become irrevocable in accordance with its terms in the event of a Change in Control.  Such a trust may contain such other terms and conditions as the Bank may determine to be necessary or desirable.  The Bank may terminate or amend a trust established under Article 8.1 herein at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

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ARTICLE 9

ADMINISTRATION

9.1.           Appointment of Administrator.  The Committee may appoint the Administrator that shall be any person(s), corporation or partnership (including the Bank itself) as the Committee shall deem desirable in its sole discretion.  The Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable.  Unless the Committee appoints another Administrator, the Committee shall be the Administrator.

9.2.           Powers and Duties of the Administrator.  The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan that may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan that it is herein given or for which no contrary provision is made.  The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan.  The Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan.  The Administrator’s determinations under the Plan need not be uniform and may be made selectively among persons to receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).  The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

9.3.           Engagement of Advisors.  The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator or Committee has under the Plan.  Such persons may also be advisors to the Company or the Bank.

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ARTICLE 10

AMENDMENT AND TERMINATION

10.1.           Power to Amend or Terminate.  Notwithstanding anything in the Plan to the contrary, the Board reserves the right to (i) amend, modify or terminate the Plan in whole or in part and (ii) increase, decrease, terminate without payment or otherwise modify any Award, in each case, at any time and in any manner, including in a manner adverse to Participants, for any reason or no reason and without notice to or the consent of any Participant; provided, however, that the Plan may not be amended in a manner that would cause the Plan to fail to comply with Code Section 409A.

10.2.           No Liability for Plan Amendment or Termination.  Neither the Company, the Bank, nor any of their officers, Directors or employees shall have any liability as a result of the amendment or termination of the Plan.

10.3.           Code Section 409A.  Any award that constitutes “deferred compensation” under Code Section 409A, and any rules, regulations and guidance promulgated thereunder (“409A Award”), shall be subject to the following:

(a)           All 409A Award documents and agreements, or rules and regulations created by the Administrator pertaining to 409A Awards, shall provide for the required procedures under Code Section 409A, including the timing of deferral elections, if any, and the timing and method of payment distributions.

(b)           With respect to all 409A Awards, the Administrator and its delegates shall operate the Plan at all times in conformity with the known rules, regulations and guidance promulgated under Code Section 409A, and the Administrator shall reserve the right (including the right to delegate such right) to unilaterally amend any 409A Award granted under the Plan, without the consent of the Participant, to maintain compliance with Code Section 409A.  A Participant’s acceptance of any award under the Plan constitutes acknowledgement and consent to such rights of the Administrator.

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ARTICLE 11

MISCELLANEOUS

11.1.           Non-Alienation.  No benefits or amounts credited under the Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to Participant.

11.2.           Tax Withholding.  The Company or the Bank may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

11.3.           Incapacity.  If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid.  Payments made pursuant to this Article shall completely discharge the Administrator, the Company and the Bank with respect to such payments.

11.4.           Independence of Plan.  Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or the Bank or any rights that may exist from time to time thereunder.

11.5.           No Employment Rights Created.  The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Company or the Bank for any period of time.

11.6.           Responsibility for Legal Effect.  Neither the Company, the Bank, the Administrator, the Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.  Without limiting the generality of the foregoing, neither the Company, nor the Bank shall have any liability for the tax liability that a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

11.7.           Limitation of Duties.  The Company, the Bank, the Committee, the Administrator, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto.  None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

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11.8.           Limitation of Sponsor Liability.  Any right or authority exercisable by the Company or the Bank, pursuant to any provision of the Plan, shall be exercised in the Bank’s capacity as sponsor of the Plan, or on behalf of the Bank in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity.  Neither the Company, the Bank, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

11.9.           Successors.  The terms and conditions of the Plan shall inure to the benefit of and bind the Company, the Bank and their successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

11.10.                      Controlling Law.  The Plan shall be construed in accordance with the laws of the State of Illinois to the extent not preempted by laws of the United States, without regard to the conflict of law provisions of any jurisdiction.

11.11.                      Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Plan shall be brought only in the courts of the State of Illinois, Iroquois County or, if it has or can acquire jurisdiction, in the United States District Court serving Iroquois County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.12.                      Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Iroquois Federal Savings and Loan Association
201 E. Cherry Street
Watseka, Illinois 60970
Attn:  Administrator, Iroquois Federal Annual Incentive Plan

11.13.                      Headings and Titles.  The Article headings and titles of Articles used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

11.14.                      General Rules of Construction.  The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require.  The singular number shall include the plural, and vice versa, as the context shall require.  The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

11.15.                      Entire Agreement.  The Plan and any Incentive Award letters issued under the Plan, if any, from time to time contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, if any, whether written or oral, with respect to the subject matter hereof.

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11.16.                      Severability.  In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Company or the Bank in establishing and maintaining the Plan.

11.17.                      Indemnification.  The Company and the Bank shall indemnify, defend, and hold harmless any Executive, officer or Director of the Company or the Bank for all acts taken or omitted in carrying out the responsibilities of the Company, Bank, Committee or Administrator under the terms of the Plan or other responsibilities imposed upon such individual by law.  This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual.  The Company and the Bank shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense.  The Company or the Bank shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration.  In addition, if a claim is settled out of court with the concurrence of the Company or the Bank, the Company or the Bank shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof.  Such indemnification will not be provided to any person who is not a present or former Executive, officer or Director of the Company or the Bank nor shall it be provided for any claim by a participating company against any such individual.

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